Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2026 Results

VONORE, Tenn. – September 10, 2026 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2026 fourth quarter and year ended June 30, 2026.

The overview, commentary, and results provided herein relate to our continuing operations, which consists of our Performance and Wake, Leisure, and Recreation and Sport Fishing segments. Performance and Wake was formerly reported as MasterCraft, Leisure was formerly reported as Pontoon, and Recreation and Sport Fishing was established following the combination with Marine Products Corporation (“Marine Products”), as discussed below.

On May 15, 2026, the Company completed the merger with Marine Products (“Marine Products Transaction”). As a result, the Company recognized incremental net sales of $33.3 million within the Recreation and Sport Fishing segment during its fiscal 2026 fourth quarter. Results for the quarter and full year were also impacted by acquisition-related expenses associated with the Marine Products Transaction, including transaction costs and purchase accounting adjustments.

Separately, during the fourth quarter of fiscal 2026, the Company recorded a $10.1 million non-cash impairment charge related to the Leisure segment. Together, these items had a significant impact on reported earnings for the quarter and full year. Additional information regarding these items is provided below.

Fourth Quarter Overview:

▪
Net sales for the fourth quarter were $129.9 million, up $50.4 million, or 63.4%, from the prior-year period. Excluding the contribution from the Marine Products Transaction, net sales increased $17.1 million, or 21.5%, compared to the prior-year period.
▪
Loss from continuing operations in the fourth quarter was $7.0 million, or $(0.35) per diluted share, reflecting a $10.1 million non-cash impairment charge in the Leisure segment and $11.0 million in acquisition-related expenses
▪
Adjusted Net Income, a non-GAAP measure, was $13.5 million, or $0.67 per diluted share, up from $6.6 million, or $0.40 per diluted share, in the prior-year period primarily driven by strong underlying performance across our core operations
▪
Adjusted EBITDA, a non-GAAP measure, was $20.5 million, up $11.0 million from the comparable prior-year period

Full Year Overview:

▪
Net sales were $348.9 million, up $64.7 million, or 22.8%, from the prior-year period. Excluding the contribution from the Marine Products Transaction, net sales increased $31.4 million, or 11.0%, compared to the prior-year period.
▪
Loss from continuing operations was $1.6 million, or $(0.09) per diluted share, reflecting a $10.1 million non-cash impairment charge in the Leisure segment and $20.4 million in acquisition-related expenses
▪
Adjusted Net Income, a non-GAAP measure, was $30.2 million, or $1.76 per diluted share, up from $15.1 million, or $0.92 per diluted share, in the prior-year period primarily driven by strong underlying performance across our core operations
▪
Adjusted EBITDA, a non-GAAP measure, was $45.6 million, up $21.2 million from the prior-year period

Brad Nelson, Chief Executive Officer, commented, “Fiscal 2026 was a defining year for MasterCraft Boat Holdings. Strong execution across our legacy business drove results to significantly outperform expectations despite a challenging retail environment. We grew net sales, expanded Adjusted EBITDA nearly 80%, and completed the transformational combination with Chaparral and Robalo.”

Nelson continued, “The MasterCraft brand was at the center of that success. Strong retail performance and the successful rollout of the next-generation X-Series product family drove favorable premium mix, strengthened brand momentum, and improved profitability.”

Fourth Quarter Results

For the fourth quarter of fiscal 2026, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $129.9 million, up $50.4 million from the fourth quarter of fiscal 2025. The increase in net sales was primarily due to incremental net sales of $33.3 million generated in our Recreation and Sport Fishing segment as a result of the Marine Products Transaction, increased unit volumes, increased prices, and decreased dealer incentives, partially offset by unfavorable model mix.

Gross margin percentage decreased 60 basis points during the fourth quarter of fiscal 2026, compared to the prior-year period. Lower margins were primarily the result of a $2.6 million inventory step-up charge related to the Marine Products Transaction, partially offset by increased net sales, combined with effective cost controls within our Performance and Wake and Leisure segments.

Operating expenses increased $23.1 million for the fourth quarter of fiscal 2026, compared to the prior-year period, due to Marine Products Transaction costs of $5.9 million, order-backlog and dealer network amortization of $2.9 million related to the transaction, incremental operating expenses within the Recreation and Sport Fishing segment, and $10.1 million of non-cash impairment charges related to intangible assets in our Leisure segment. The impairment charges reflected declines in the estimated fair value of certain intangible assets based on updated projections and other valuation inputs.

Loss from continuing operations was $7.0 million for the fourth quarter of fiscal 2026, compared to income of $5.5 million in the prior-year period. Diluted loss from continuing operations per share was $(0.35), compared to diluted income per share of $0.33 for the fourth quarter of fiscal 2025.

Adjusted Net income was $13.5 million for the fourth quarter of fiscal 2026, or $0.67 per diluted share, compared to $6.6 million, or $0.40 per diluted share, in the prior-year period.

Adjusted EBITDA was $20.5 million for the fourth quarter of fiscal 2026, compared to $9.5 million in the prior-year period. Adjusted EBITDA margin was 15.8% for the fourth quarter, up from 12.0% for the prior-year period.

Fiscal 2026 Results

For fiscal 2026, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $348.9 million, up $64.7 million from fiscal 2025. The increase in net sales was primarily due to incremental net sales generated in our Recreation and Sport Fishing segment as a result of the Marine Products Transaction, increased unit volumes, increased prices, favorable model mix and option sales, and decreased dealer incentives.

Gross margin percentage increased 290 basis points during fiscal 2026, compared to the prior-year period. Higher margins were primarily the result of increased net sales, combined with effective cost controls within our Performance and Wake and Leisure segments, partially offset by a $2.6 million inventory step-up charge related to the Marine Products Transaction.

Operating expenses increased $35.3 million for the fiscal 2026, compared to the prior-year period, primarily due to Marine Products Transaction costs, order-backlog and dealer network amortization related to the transaction, incremental operating expenses within the Recreation and Sport Fishing segment, non-cash impairment charges related to intangible assets in our Leisure segment, ERP implementation costs, and increased variable compensation costs.

Loss from continuing operations was $1.6 million for fiscal 2026, compared to income of $10.7 million in the prior-year period. Diluted loss from continuing operations per share was $(0.09), compared to diluted income per share of $0.65 for fiscal 2025.

Adjusted Net income was $30.2 million for fiscal 2026, or $1.76 per diluted share, compared to $15.1 million, or $0.92 per diluted share, in the prior-year period.

Adjusted EBITDA was $45.6 million for fiscal 2026, compared to $24.4 million in the prior-year period. Adjusted EBITDA margin was 13.1% for fiscal 2026, up from 8.6% for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per share, and Free Cash Flow, which we refer to collectively as the “Non-GAAP Measures”, to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Nelson, “What gives me confidence is that these results were earned, not market-driven. Our teams executed with discipline, remained focused on the fundamentals, and consistently delivered against our priorities. There is real energy and excitement across the organization as we enter our next chapter as a larger, more diversified company.”

In June 2026, the Company announced a change in its fiscal year-end from June 30 to December 31, effective July 1, 2026. As a result, the Company expects to file a transition report covering the six-month period from July 1, 2026 through December 31, 2026 (the “Transition Period”). Thereafter, the Company’s reporting periods will be based on its new December 31 fiscal year-end.

The Company’s outlook is as follows:

•
For the six-month Transition Period we expect consolidated net sales to be between $287 million and $291 million, with Adjusted EBITDA between $29 million and $32 million, and Adjusted Earnings per share between $0.66 and $0.76. We expect capital expenditures to be approximately $9 million for the Transition period.
•
For the first quarter of the Transition Period, consolidated net sales are expected to be approximately $147 million, with Adjusted EBITDA of approximately $16 million, and Adjusted Earnings per share of approximately $0.40.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal fourth quarter and full year 2026 results today, September 10, 2026, at 8:30 a.m. ET. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its five brands, MasterCraft, Crest, Balise, Chaparral, and Robalo. For more information about MasterCraft Boat Holdings, and its five brands, visit: Investors.MCBH.com, www.MasterCraft.com, www.CrestPontoonBoats.com, www.BalisePontoonBoats.com, www.ChaparralBoats.com, and www.Robalo.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning economic uncertainty, the resilience of our business model, our intention to drive value, and our financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, general economic conditions, changes in trade priorities, policies and regulations, including increases or changes in duties, current and potentially new tariffs and quotas and other similar measures, as well potential direct and indirect impact of reciprocal tariffs and other actions, demand for our products, persistent inflationary pressures, changes in consumer preferences, competition within our industry, our ability to successfully integrate Marine Products and realize the expected benefits thereof, any litigation related to the acquisition of Marine Products, our ability to maintain a reliable network of dealers, including new dealers in international locations, our ability to cooperate with our strategic partners, elevated inventories resulting in increased costs for dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts and other political developments, and financial institution disruptions. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2025, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. The non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Twelve Months Ended June 30, 2026

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025

Net sales	$129,936	$79,516	$348,903	$284,203
Cost of sales	100,622	61,106	269,124	227,338
Gross profit	29,314	18,410	79,779	56,865
Operating expenses:
Selling and marketing	3,205	3,197	12,854	11,740
General and administrative	19,038	8,835	53,305	32,093
Amortization of other intangible assets	3,334	450	4,684	1,800
Impairments	10,050	—	10,050	—
Total operating expenses	35,627	12,482	80,893	45,633
Operating income (loss)	(6,313)	5,928	(1,114)	11,232
Other income (expense):
Interest expense	(69)	—	(215)	(1,169)
Interest income	490	823	2,747	3,472
Loss on extinguishment of debt	—	—	(71)	—
Income (loss) before income tax expense	(5,892)	6,751	1,347	13,535
Income tax expense	1,137	1,299	2,948	2,820
Income (loss) from continuing operations	(7,029)	5,452	(1,601)	10,715
Income (loss) from discontinued operations, net of tax	(54)	245	(61)	(3,672)
Net income (loss)	$(7,083)	$5,697	$(1,662)	$7,043

Income (loss) per share
Basic
Continuing operations	$(0.35)	$0.33	$(0.09)	$0.65
Discontinued operations	—	0.02	(0.01)	(0.22)
Net income	$(0.35)	$0.35	$(0.10)	$0.43

Diluted
Continuing operations	$(0.35)	$0.33	$(0.09)	$0.65
Discontinued operations	—	0.02	(0.01)	(0.22)
Net income	$(0.35)	$0.35	$(0.10)	$0.43

Weighted average shares used for computation of:
Basic earnings per share	20,209,123	16,299,885	17,162,850	16,428,485
Diluted earnings per share	20,209,123	16,440,388	17,162,850	16,525,773

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	June 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,865	$28,926
Short-term investments	—	50,518
Accounts receivable, net of allowances of $216 and $156, respectively	11,445	4,086
Income tax receivable	2,139	208
Inventories, net	82,261	30,469
Prepaid expenses and other current assets	12,997	7,006
Total current assets	152,707	121,213
Property, plant and equipment, net	120,563	53,576
Goodwill	134,092	28,493
Other intangible assets, net	82,216	31,850
Deferred income taxes	—	18,914
Other long-term assets	10,854	5,902
Total assets	$500,432	$259,948
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,206	$8,255
Income tax payable	187	1,773
Accrued expenses and other current liabilities	73,265	55,182
Total current liabilities	97,658	65,210
Deferred income taxes	1,378	—
Unrecognized tax positions	18,299	9,067
Other long-term liabilities	1,809	2,085
Total liabilities	119,144	76,362
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 24,437,538 shares at June 30, 2026 and 16,406,788 shares at June 30, 2025	244	164
Additional paid-in capital	251,843	52,559
Retained earnings	129,001	130,663
MasterCraft Boat Holdings, Inc. equity	381,088	183,386
Noncontrolling interest	200	200
Total equity	381,288	183,586
Total liabilities and equity	$500,432	$259,948

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			For the Years Ended
	June 30,	June 30,		June 30,	June 30,
	2026	2025	Change	2026	2025	Change
	(Dollars in thousands)
Unit sales volume:
Performance and Wake	444	352	26.1%	1,639	1,548	5.9%
Leisure	192	218	(11.9)%	716	745	(3.9)%
Recreation and Sport Fishing	310	—	—%	310	—	—%
Consolidated	946	570	66.0%	2,665	2,293	16.2%
Net sales:
Performance and Wake	$84,530	$65,906	28.3%	$271,177	$240,763	12.6%
Leisure	12,080	13,610	(11.2)%	44,400	43,440	2.2%
Recreation and Sport Fishing	33,326	—	—%	33,326	—	—%
Consolidated	$129,936	$79,516	63.4%	$348,903	$284,203	22.8%
Net sales per unit:
Performance and Wake	$190	$187	1.6%	$165	$156	5.8%
Leisure	63	62	1.6%	62	58	6.9%
Recreation and Sport Fishing	108	—	—%	108	—	—%
Consolidated	137	140	(2.1)%	131	124	5.6%
Gross margin	22.6%	23.2%	(60) bps	22.9%	20.0%	290 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as income (loss) from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustments include share-based compensation, senior leadership transition and organizational realignment costs, ERP implementation costs, Marine Products Transaction costs, impairments, and inventory step-up. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income as income (loss) from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. We define Adjusted Net Income per share as Adjusted Net Income divided by the weighted-average basic and diluted shares outstanding. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, senior leadership transition and organizational realignment costs, ERP implementation costs, Marine Products Transaction costs, impairments, and inventory step-up.

Free Cash Flow

We define Free Cash Flow from continuing operations as net cash flows from operating activities less purchases of property, plant, and equipment.

The Non-GAAP Measures are not measures of net income (loss), operating income (loss), or net cash flows as determined under GAAP. The Non-GAAP Measures are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) per share, or net operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flows. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than does GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income (loss) on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
Certain Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
Certain Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
Certain Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of income (loss) from continuing operations as determined in accordance with GAAP to EBITDA and Adjusted EBITDA, and income (loss) from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended				For the Years Ended
	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net
	2026	sales	2025	sales	2026	sales	2025	sales
Income (loss) from continuing operations	$(7,029)	-5.4%	$5,452	6.9%	$(1,601)	-0.5%	$10,715	3.8%
Income tax expense	1,137		1,299		2,948		2,820
Interest expense	69		—		215		1,169
Interest income	(490)		(823)		(2,747)		(3,472)
Depreciation and amortization	6,692		2,554		13,652		9,579
EBITDA	379	0.3%	8,482	10.7%	12,467	3.6%	20,811	7.3%
Share-based compensation	1,424		835		4,113		2,915
Senior leadership transition and organizational realignment costs(a)	—		211		196		659
ERP implementation costs(b)	215		—		999		—
Marine Products Transaction costs(c)	5,855		—		15,249		—
Impairments(d)	10,050		—		10,050		—
Inventory step-up(e)	2,556		—		2,556		—
Adjusted EBITDA	$20,479	15.8%	$9,528	12.0%	$45,630	13.1%	$24,385	8.6%

The following table sets forth a reconciliation of income (loss) from continuing operations as determined in accordance with GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Income (loss) from continuing operations	$(7,029)	$5,452	$(1,601)	$10,715
Income tax expense	1,137	1,299	2,948	2,820
Amortization of acquisition intangibles	3,334	450	4,684	1,800
Share-based compensation	1,424	835	4,113	2,915
Senior leadership transition and organizational realignment costs(a)	—	211	196	659
ERP implementation costs(b)	215	—	999	—
Marine Products Transaction costs(c)	5,855	—	15,249	—
Impairments(d)	10,050	—	10,050	—
Inventory step-up(e)	2,556	—	2,556	—
Adjusted Net Income before income taxes	17,542	8,247	39,194	18,909
Adjusted income tax expense(f)	4,034	1,650	9,014	3,782
Adjusted Net Income	$13,508	$6,597	$30,180	$15,127

Adjusted net income per common share
Basic	$0.67	$0.40	$1.76	$0.92
Diluted	$0.67	$0.40	$1.76	$0.92
Weighted average shares used for the computation of (g):
Basic Adjusted net income per share	20,209,123	16,299,885	17,162,850	16,428,485
Diluted Adjusted net income per share	20,209,123	16,440,388	17,162,850	16,525,773

The following table presents the reconciliation of income (loss) from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Income (loss) from continuing operations per diluted share	$(0.35)	$0.33	$(0.09)	$0.65
Impact of adjustments:
Income tax expense	0.06	0.08	0.17	0.17
Amortization of acquisition intangibles	0.16	0.03	0.27	0.11
Share-based compensation	0.07	0.05	0.24	0.18
Senior leadership transition and organizational realignment costs(a)	—	0.01	0.01	0.04
ERP implementation costs(b)	0.01	—	0.06	—
Marine Products Transaction costs(c)	0.29	—	0.89	—
Impairments(d)	0.50	—	0.59	—
Inventory step-up(e)	0.13	—	0.15	—
Adjusted Net Income per diluted share before income taxes	0.87	0.50	2.29	1.15
Impact of adjusted income tax expense on net income per diluted share before income taxes(f)	(0.20)	(0.10)	(0.53)	(0.23)
Adjusted Net Income per diluted share	$0.67	$0.40	$1.76	$0.92

The following table presents the reconciliation of net cash flow by operating activities of continuing operations to Free Cash Flow for the periods presented:

	For the Years Ended
	June 30,	June 30,
	2026	2025
Net cash provided by operating activities of continuing operations	$30,404	$38,222
Less:
Purchases of property, plant and equipment	(8,124)	(9,198)
Free cash flow	$22,280	$29,024

(a)
Represents amounts paid for legal fees and recruiting costs associated with the CEO and CFO transitions, as well as severance costs incurred as part of the Company's strategic organizational realignment undertaken in connection with the transitions.
(b)
Represents consulting costs incurred in connection with the ERP system implementation.
(c)
Represents non-recurring third-party business development and consulting costs and debt extinguishment costs related to the Marine Products transaction.
(d)
Represents non-cash charges recorded in our Leisure segment for impairment of other intangible assets.
(e)
Represents an inventory step-up charge related to the Marine Products Transaction.
(f)
For fiscal 2026 and 2025, income tax expense reflects an income tax rate of 23.0% and 20.0%, respectively.
(g)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings (loss) per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per basic and diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Alec Harmon

Senior Director of Strategy and Investor Relations

Email: investorrelations@MCBH.com

# # #